Exhibit 10.1
ev3 Inc.

THIRD AMENDED AND RESTATED
2005 INCENTIVE PLAN

(As amended on May 25, 2010)

1. BACKGROUND AND PURPOSE
     The purpose of this Plan is to promote the interest of the Company and its Subsidiaries by authorizing the Committee to grant Awards to Eligible Recipients in order to (1) attract and retain such individuals, (2) provide an additional incentive to such individuals to work to increase the value of Stock and (3) provide such individuals with a stake in the future of the Company which corresponds to the stake of each of the Company’s stockholders.
2. DEFINITIONS
     2.1. Adverse Action. Adverse Action means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (a) disclosing confidential information of the Company or any Subsidiary to any person not authorized by the Company or Subsidiary to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or (c) interfering with the relationships of the Company or any Subsidiary and their respective employees, independent contractors, customers, prospective customers and vendors.
     2.2. Annual Grant Limit or Annual Grant Limits. Annual Grant Limit or Annual Grant Limits has the meaning set forth in Section 3.5 of this Plan.
     2.3. Award. Award means, individually or collectively, an Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant, Annual Performance Cash Award, Non-Employee Director Award, Other Cash-Based Award or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.
     2.4. Award Agreement. Award Agreement means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic certificate or statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
     2.5. Board. Board means the Board of Directors of the Company.
     2.6. Cause. Cause means with respect to any Participant (A) the Participant has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct or gross neglect in the performance of the Participant’s duties and responsibilities, including any breach of the Company’s Code of Business Conduct and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Participant at the Company’s expense, (B) the Participant has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft, (C) the Participant has engaged in a breach of any policy of the Company for which termination of employment or service is a permissible consequence or the Participant has not immediately cured any performance or other issues raised by the Participant’s supervisor, (D) the Participant had knowledge of (and did not disclose to the Company in writing) any condition that could potentially impair the Participant’s ability to perform the functions of his or her job or service relationship fully, completely and successfully, or (E) the Participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any.
     2.7. Change in Control. Change in Control means a change in control of the Company occurring after the effective date of this Plan of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the 1934 Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall include: (i) the acquisition (other than from the Company) after the date hereof by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, any qualified institutional investor who meets the requirements of Rule 13d-1(b)(1) promulgated under the 1934 Act, Warburg Pincus LLC and its affiliates, and The Vertical Group, L.P. and its affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; (iii) consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving corporation’s then-outstanding voting securities; (iv) approval by the stockholders of the Company of a liquidation or dissolution of the Company; or (v) the sale of all or substantially all of the assets of the Company.
     2.8. Code. Code means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.
     2.9. Committee. Committee means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (b) “independent directors” as defined in the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Stock may be traded or quoted) and (c) “outside directors” within the meaning of Section 162(m) of the Code. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in the Plan.
     2.10. Company. Company means ev3 Inc., a Delaware corporation, and any successor thereto as provided in Section 24.11 of this Plan.
     2.11. Consultant. Consultant means a person engaged to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.
     2.12. Covered Employee. Covered Employee means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of any Performance Period, or (b) twenty-five percent (25%) of any Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
     2.13. Director. Director means any member of the Board.
     2.14. Director Fees. Director Fees means any compensation payable by the Company in the form of cash to a Non-Employee Director for service as a Non-Employee Director on the Board or any committee of the Board as may be approved from time to time by the Board, excluding expense allowances, reimbursements and insurance premiums paid to or on behalf of such Non-Employee Directors.
     2.15. Disability. Disability means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which renders a Participant unable to engage in any substantial gainful activity. The Committee shall determine whether a Participant has a Disability. If a Participant disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether a Participant has a Disability shall be binding on the Company and the Participant.
     2.16. Effective Date. Effective Date has the meaning set forth in Section 4 of this Plan
     2.17. Eligible Recipients. Eligible Recipients means all Employees, all Non-Employee Directors and all Consultants.
     2.18. Employee. Employee means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any ISO held by a Participant shall cease to be treated as an ISO and shall be treated for tax purposes as a Non-ISO. Neither service as a Non-Employee Director nor payment of a Non-Employee Director’s retainer or other fee by the Company shall be sufficient to constitute “employment” by the Company.
     2.19. Fair Market Value. Fair Market Value means with respect to the Stock, as of any date: (a) the closing sale price of the Stock as of such date at the end of the regular trading session, as reported by the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange or any national securities exchange on which the Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); (b) if the Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if the Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination shall be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee shall be liable for any determination regarding the fair market value of the Stock that is made in good faith.
     2.20. Full Value Award. Full Value Award means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Stock.
     2.21. Grant Date. Grant Date means the date an Award is granted to a Participant pursuant to this Plan.
     2.22. Individual Performance Goals. Individual Performance Goals has the meaning set forth in Section 11.4 of this Plan.
     2.23. Individual Performance Participants. Individual Performance Participants has the meaning set forth in Section 11.4 of this Plan.
     2.24. ISO. ISO means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of Section 422 of the Code.
     2.25. 1933 Act. 1933 Act means the Securities Act of 1933, as amended. Any reference to a section of the 1933 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1933 Act.

     2.26. 1934 Act. 1934 Act means the Securities Exchange Act of 1934, as amended. Any reference to a section of the 1934 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1934 Act.
     2.27. Maximum Payout. Maximum Payout has the meaning set forth in Section 11.3 of this Plan.
     2.28. Non-Employee Director. Non-Employee Director means any Director who is not an Employee of the Company or a Subsidiary of the Company.
     2.29. Non-Employee Director Award. Non-Employee Director Award means any Non-ISO, Stock Appreciation Right or Full Value Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with this Plan.
     2.30. Non-ISO. Non-ISO means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of Section 422 of the Code.
     2.31. Option. Option means an ISO or a Non-ISO.
     2.32. Other Cash-Based Award. Other Cash-Based Award means an Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 13.1 of this Plan.
     2.33. Other Stock-Based Award. Other Stock-Based Award means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Section 13.2 of this Plan.
     2.34. Participant. Participant means an Eligible Recipient who receives one or more Awards under this Plan.
     2.35. Participation Factor. Participation Factor has the meaning set forth in Section 11.2 of this Plan.
     2.36. Performance-Based Compensation. Performance-Based Compensation means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.
     2.37. Performance Goals. Performance Goals mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Award Agreement.

     2.38. Performance Measures. Performance Measures mean: (a) with respect to any Award intended to qualify as Performance-Based Compensation, any one or more of the measures described in Section 14.1 of this Plan on which the Performance Goals are based and which measures are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, any performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.
     2.39. Performance Period. Performance Period means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.
     2.40. Plan. Plan means this ev3 Inc. Third Amended and Restated 2005 Incentive Plan as effective as of the date approved by the stockholders of the Company, and as amended from time to time thereafter.
     2.41. Predecessor Plans. Predecessor Plans means the Company’s equity-based compensation plans in effect prior to the establishment of this Plan or equity-based compensation plans assumed by the Company, under which Awards are outstanding as of the Effective Date of this Plan, including the ev3 LLC Amended and Restated 2003 Incentive Plan, as amended, FoxHollow Technologies, Inc. 2004 Equity Incentive Plan, FoxHollow Technologies, Inc. 1997 Stock Plan, Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended and the Micro Therapeutics, Inc. 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.
     2.42. Retirement. Retirement means, unless otherwise defined in an Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Subsidiary, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age fifty-five (55) with the present intention to leave the Company’s industry or to leave the general workforce.
     2.43. Rule 16b-3. Rule 16b-3 means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.
     2.44. Stock. Stock means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Stock may be changed in accordance with Section 3.6 of this Plan..
     2.45. Stock Appreciation Right. Stock Appreciation Right means a right which is granted under Section 8 of this Plan to receive the appreciation in a share of Stock.
     2.46. Stock-Based Award. Stock-Based Award means any equity-based or equity-related Award made pursuant to this Plan, including Options, Stock Appreciation Rights, Stock Grants, Stock Unit Grants and Other Stock-Based Awards.

     2.47. Stock Grant. Stock Grant means a grant under Section 9 of this Plan which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.
     2.48. Stock Unit Grant. Stock Unit Grant means a grant under Section 9 of this Plan which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.
     2.49. Subsidiary. Subsidiary means a corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Company.
     2.50. Ten Percent Stockholder. Ten Percent Stockholder means a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of either the Company, a Subsidiary or a “parent corporation” (within the meaning of Section 424(e) of the Code).
3. SHARES AVAILABLE FOR ISSUANCE; GRANT LIMITS AND ADJUSTMENTS
     3.1. Shares Available for Issuance. Subject to adjustment as provided in Section 3.6, the maximum number of shares of Stock that shall be available for issuance under this Plan shall be the sum of:
(a)	14,500,000;

(b)	The number of shares of Stock subject to Awards outstanding under the Predecessor Plans as of the Effective Date but only to the extent that such outstanding Awards are forfeited, expire or otherwise terminate without the issuance of such shares of Stock;

(c)	The number of shares issued or Awards granted under the Plan in connection with the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Subsidiar(ies) acquiring, merging or consolidating with another entity; and

(d)	The number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Subsidiary(ies) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Subsidiaries, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Subsidiaries following the transaction pursuant to the rules and regulations of the Nasdaq Stock Market (or other applicable market or exchange on which the Company’s Stock may be quoted or traded), including the shares previously transferred pursuant to this Section 3.1(d) of this Plan in connection with the Company’s acquisition of FoxHollow Technologies, Inc.;

provided, however, that no more than 7,500,000 shares of Stock authorized for issuance under this Plan may be issued pursuant to Full Value Awards and no more than 14,000,000 shares of Stock may be issued in connection with the exercise of ISOs.
     3.2. Source of Shares. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company.
     3.3. Accounting for Awards. Shares of Stock that are issued under this Plan or that are subject to outstanding Awards shall be applied to reduce the maximum number of shares of Stock remaining available for issuance under this Plan only to the extent they are used; provided, however, that the full number of shares of Stock subject to a Stock Appreciation Right granted that is settled by the issuance of shares of Stock shall be counted against the shares of Stock available for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right. Furthermore, any shares of Stock withheld to satisfy tax withholding obligations on Awards issued under this Plan, any shares of Stock withheld to pay the exercise price of Awards under this Plan and any shares of Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 7.4 shall be counted against the shares of Stock available for issuance under this Plan and shall not be available again for grant under this Plan. Any shares of Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares of Stock available for issuance under this Plan. Any shares of Stock related to Awards under this Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Stock, or are settled in cash in lieu of shares of Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Stock, for Awards not involving shares of Stock, shall be available again for grant under this Plan.
     3.4. Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.
     3.5. Annual Grant Limits. The following limits (each an “Annual Grant Limit” and, collectively, “Annual Grant Limits”), as adjusted pursuant to Section 3.6, shall apply to grants of Awards unless the Committee specifically determines at the time of grant that an Award is not intended to qualify as Performance-Based Compensation under this Plan:
(a)	The maximum aggregate number of shares of Stock subject to Options and Stock Appreciation Rights granted to any one Participant in any one calendar year shall be 1,500,000 shares.

(b)	The maximum aggregate number of shares of Stock subject to Stock Grants and Stock Unit Grants granted to any one Participant in any one calendar year shall be 1,500,000 shares.

(c)	The maximum aggregate number of shares of Stock subject to Performance Awards granted to any one Participant in any one calendar year shall be 1,500,000 shares.

(d)	The maximum aggregate dollar amount granted with respect to Annual Performance Cash Awards to any one Participant in any one calendar year shall not exceed $5,000,000, determined as of the date of payout.

(e)	The maximum aggregate dollar amount granted with respect to Other Cash-Based Awards to any one Participant in any one calendar year shall not exceed $5,000,000, determined as of the date of payout.

(f)	The maximum aggregate number of shares of Stock granted with respect to Other Stock-Based Awards to any one Participant in any one calendar year shall not exceed 1,500,000 shares, determined as of the date of payout.
     3.6. Adjustments to Shares and Awards.
(a)	In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 3.1 and the Annual Award Limits set forth in Section 3.5, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive and binding on Participants under this Plan.

(b)	Notwithstanding anything else herein to the contrary, without affecting the number of shares of Stock reserved or available hereunder, the sublimits in Section 3.1 and the Annual Award Limits in Section 3.5, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422 and 424 of the Code, as and where applicable.
4. EFFECTIVE DATE
     The effective date of this Plan shall be the date the stockholders of the Company (acting at a duly called meeting of such stockholders) approve the adoption of this Plan as amended and restated (the “Effective Date”).

5. COMMITTEE
     5.1. Plan Administration. This Plan shall be administered by the Committee. The Committee acting in its sole discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Section 17 and Section 22 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Participant and on each other person directly or indirectly affected by such action. The Committee shall not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Recipient shall have the right to require him or her to execute an agreement which makes the Eligible Recipient subject to non-competition provisions and other restrictive covenants which run in favor of the Company.
     5.2. No Repricing. Notwithstanding any other provision of this Plan other than Section 3.6, the Committee shall not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right in exchange for (A) cash; (B) replacement Options or Stock Appreciation Rights having a lower exercise price; or (C) other Awards; or (iii) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan. For purposes of this Section 5.2, an Option or Stock Appreciation Right shall be deemed to be “underwater” at any time when the Fair Market Value of the Stock is less than the exercise price of the Option or Stock Appreciation Right.
     5.3. Participants Based Outside of the United States. In addition to the authority of the Committee under Section 5.1 and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 5.3: (i) to reserve shares or grant Awards in excess of the limitations provided in this Plan; (ii) to effect any re-pricing in violation of Section 5.2; (iii) to grant an Option or Stock Appreciation Right having an exercise price less than 100% of the Fair Market Value of one share of Stock on the Grant Date in violation of this Plan; or (iv) for which stockholder approval would then be required pursuant to Section 22.2.
     5.4. Non-Employee Director Awards. Notwithstanding any other provision of this Plan, all grants of Non-Employee Director Awards shall only be granted and administered by a Committee comprised solely of members of the Board who are “independent directors” within the meaning of the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Stock may be traded or quoted).
6. ELIGIBILITY
     Only Employees shall be eligible for the grant of ISOs under this Plan. All Eligible Recipients shall be eligible for the grant of Non-ISOs, Stock Appreciation Rights, Performance Awards, Annual Performance Cash Awards, Other Cash-Based Awards, Other Stock-Based Awards, and for Stock Grants and Stock Unit Grants under this Plan.
7. OPTIONS
     7.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Options to Eligible Recipients under this Plan to purchase shares of Stock subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each grant of an Option to an Eligible Recipient shall be evidenced by an Award Agreement, and each Award Agreement shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its sole discretion deems consistent with the terms of this Plan; provided, however, that if the Committee grants an ISO and a Non-ISO to an Employee on the same date, the right of the Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO. To the extent that any ISO (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such ISO (or portion thereof) shall continue to be outstanding for purposes of this Plan but shall thereafter be deemed to be a Non-ISO. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).
     7.2. $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code, and the Committee shall treat this Section 7.2 as in effect only for those periods for which Section 422(d) of the Code is in effect.
     7.3. Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 7 shall be determined by the Committee in its sole discretion at the time of grant; provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date and; provided, further, that if the Option is an ISO granted to an Employee who is a Ten Percent Stockholder, the per share price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

     7.4. Payment.
(a)	The exercise price of an Option shall be payable in full upon the exercise of such Option in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, by (i) by tender, or attestation as to ownership, of Shares that are already owned by the Participant that are acceptable to the Committee (“Previously Acquired Shares”); (ii) by a “net exercise” of the Option (as further described in paragraph (b), below); (iii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market; (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion.

(b)	In the case of a “net exercise” of an Option, the Company shall not require a payment of the exercise price of the Option from the Participant but shall reduce the number of shares of Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Stock shall no longer be outstanding under an Option (and shall therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

(c)	Previously Acquired Shares tendered or covered by an attestation as payment of the exercise price of an Option shall be valued at their Fair Market Value on the exercise date.
     7.5. Exercisability and Duration. An Option shall become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more of the Performance Goals; or that (ii) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option shall be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an ISO that is granted to an Employee who is a Ten Percent Stockholder on the date the Option is granted). The Award Agreement for any Option granted pursuant to this Section 7 that becomes exercisable solely based on the continued service of the Participant shall provide that such Option shall become exercisable on a pro rata basis (which may be determined on a monthly, annual or other basis and may be tied to a specific vesting date each year, such as November 15) over a vesting term of not less than three years after the Grant Date of the Option or no more rapidly than ratably over a three-year period after the Grant Date of the Option, except (a) in connection with the death, Disability or Retirement of the Participant or a Change in Control; or (b) for any Option granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer of the Company, hired as an Employee, elected as a Director or retained as a

Consultant. Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 20, the Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.
     7.6. Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office in Plymouth, Minnesota (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Stock to be purchased in accordance with Section 7.4 of this Plan.
8. STOCK APPRECIATION RIGHTS
     8.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Stock Appreciation Rights to Eligible Recipients under this Plan subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by an Award Agreement for the related Option. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).
     8.2. Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Committee, in its sole discretion, at the time of grant; provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date.
     8.3. Exercisability and Duration. A Stock Appreciation Right shall become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right shall be exercisable after ten (10) years from its Grant Date. The Award Agreement for any Stock Appreciation Right that becomes exercisable solely based on the continued service of the Participant shall provide that such Stock Appreciation Right shall become exercisable on a pro rata basis (which may be determined on a monthly, annual or other basis and may be tied to a specific vesting date each year, such as November 15) over a vesting term of not less than three years after the Grant Date of the Stock Appreciation Right or no more rapidly than ratably over a three-year period after the Grant Date of the Stock Appreciation Right, except (a) in connection with the death, Disability or Retirement of the Participant or a Change in Control; or (b) for any Stock Appreciation Right granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer of the Company, hired as an Employee, elected as a Director or retained as a Consultant. Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 20, the Stock Appreciation Right shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Stock Appreciation Right.
     8.4. Manner of Exercise. A Stock Appreciation Right shall be exercised by giving notice in the same manner as for Options, as set forth in Section 7.6, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.
     8.5. Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)	The excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price; by

(b)	The number of shares of Stock with respect to which the Stock Appreciation Right is exercised.
     8.6. Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 8.5 shall be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Stock or a combination thereof, as the Committee determines in its sole discretion.
9. STOCK GRANTS AND STOCK UNIT GRANTS
     9.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Recipients, subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Grant and each Stock Unit Grant shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, under which Stock shall be issued under the Stock Grant or cash shall be paid under the Stock Unit Grant and the conditions under which the Participant’s interest in any Stock which has been issued shall become non-forfeitable.
     9.2. Conditions.
(a)	Conditions to Issuance of Stock. The Committee acting in its sole discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one or more conditions which the Committee deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of a Participant only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by the Company pending the satisfaction of the forfeiture conditions, if any, under Section 9.2(b) for the related Stock Grant.

(b)	Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its sole discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of a Participant under a Stock Grant non-forfeitable subject to the satisfaction of one or more conditions, including the achievement of one or more Performance Goals, that the Committee acting in its sole discretion deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. A Participant’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. If a share of Stock is issued under this Section 9.2(b) before a Participant’s interest in such share of Stock is non-forfeitable, (1) such share of Stock shall not be available for re-issuance under Section 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition and (2) the Company shall have the right to condition any such issuance on the Participant first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Participant in order for the Company to effect any forfeiture called for under the related Award Agreement.

(c)	Minimum Period of Service. If a Stock Grant or Stock Unit Grant vests solely based on the continued service of the Participant, the Award Agreement shall provide that such Stock Grant or Stock Unit Grant shall vest on a pro rata basis (which may be determined on a monthly, annual or other basis and may be tied to a specific vesting date each year, such as November 15) over a vesting term of not less than three years after the Grant Date of the Stock Grant or Stock Unit Grant or no more rapidly than ratably over a three-year period after the Grant Date of the Stock Grant or Stock Unit Grant, except (a) in connection with the death, Disability or Retirement of the Participant or a Change in Control; or (b) for any such Stock Grant or Stock Unit Grant granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer of the Company, hired as an Employee, elected as a Director or retained as a Consultant. If a Stock Grant or Stock Unit Grant vests solely on the achievement of one or more Performance Goals, the Award Agreement shall provide that the Performance Period for the achievement of such Performance Goals shall be at least one year, except in connection with the death or Disability of the Participant or a Change in Control.
     9.3. Dividends and Voting Rights.
(a)	Regular Cash Dividends. Except as otherwise provided in Section 15 or as otherwise set forth in an Award Agreement, if a regular dividend is paid in cash on a share of Stock after such Stock has been issued under a Stock

Grant but before the first date that a Participant’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend subject to the same conditions under Section 9.2(b) as the related Stock Grant.
(b)	Stock Dividends. Except as otherwise provided in Section 15, if a dividend is paid on a share of Stock in Stock after such Stock has been issued under a Stock Grant but before the first date that a Participant’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend Stock subject to the same conditions under Section 9.2(b) as the related Stock Grant.

(c)	Other. Except as otherwise provided in Section 15, if a dividend (other than a dividend described in Section 9.3(a) or Section 9.3(b)) is paid with respect to a share of Stock after such Stock has been issued under a Stock Grant but before the first date that a Participant’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend in accordance with such rules as the Committee shall adopt with respect to each such dividend.

(d)	Voting. Except as otherwise set forth in an Award Agreement, a Participant shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that a Participant’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.
     9.4. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as a Participant’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Participant as soon as practicable thereafter.
     9.5. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Stock Grant, the Participant must file, within thirty (30) days following the Grant Date of the Stock Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Stock Grant is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.
10. PERFORMANCE AWARDS
     10.1. Grant; Award Agreement. An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such awards shall be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.

Each Performance Award shall be evidenced by an Award Agreement that shall specify the amount of cash, shares of Stock or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.
     10.2. Vesting. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, in its sole discretion, including the achievement of one or more of the Performance Goals. If a Performance Award vests solely on the achievement of one or more Performance Goals, the Award Agreement shall provide that the Performance Period for the achievement of such Performance Goals shall be at least one year, except in connection with the death or Disability of the Participant or a Change in Control.
     10.3. Form and Timing of Performance Award Payment. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards shall be entitled to receive payment on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payment of earned Performance Awards shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash or in shares of Stock (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement. The determination of the Committee with respect to the form of payment of Performance Awards shall be set forth in the Award Agreement pertaining to the grant of the award. Any shares of Stock issued in payment of earned Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee, in it sole discretion, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.
11. ANNUAL PERFORMANCE CASH AWARDS
     11.1. Grant. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant to Participants Awards denominated in cash in such amounts and upon such terms as the Committee shall determine, based on the achievement of specified Performance Goals for annual periods or other time periods as determined by the Committee (the “Annual Performance Cash Awards”).
     11.2. Target Payout. The target amount that may be paid with respect to an Annual Performance Cash Award (the “Target Payout”) shall be determined by the Committee pursuant to this Section 11.2 and shall be based on a percentage of a Participant’s actual annual base salary at the time of grant (“Participation Factor”), within the range established by the Committee for each Participant and subject to adjustment as provided in the second to last sentence of this paragraph. The Participation Factors, which are intended to reflect a Participant’s level of responsibility, may be up to 150% for any Participant. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any Participant who is not a Covered Employee, if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at less or greater than the Target Payout.
     11.3. Maximum Payout. The Committee also may establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Cash Award of up to 300% of the Target Payout in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.
     11.4. Individual Performance Goals. At the time an Annual Performance Cash Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with Sections 11.2 and 11.3) for selected Participants (“Individual Performance Participants”) to reflect individual performance goals (“Individual Performance Goals”) established at that time by the Committee. The Committee shall have the discretion to reduce by an amount up to 100% the amount that would otherwise be paid under the payout formula to an Individual Performance Participant based on the Committee’s evaluation of the individual’s achievement of the Individual Performance Goals.
     11.5. Payment. Payment of any earned Annual Performance Cash Awards shall be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals and Individual Performance Goals have been achieved and not later than the last day of the short term deferral period determined in accordance with Treas. Reg. Sec. 1.409A-1(b)(4), except to the extent that a Participant has properly elected to defer payment that may be attributable to an Annual Performance Cash Award under a Company deferred compensation plan or arrangement.
12. NON-EMPLOYEE DIRECTOR AWARDS
     12.1. Automatic and Discretionary Grants to Non-Employee Directors. The Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement. Notwithstanding any other provision in this Plan to the contrary, any Non-Employee Director Awards granted under this Plan shall not be subject to the minimum vesting requirements set forth in Sections 7.5, 8.3, 9.2(c) and 10.2.
     12.2. Shares in Lieu of Retainers and Other Director Fees. If the Committee so permits, a Non-Employee Director may elect to receive shares of Common Stock in lieu of Director Fees by giving written notice of such election to the Company in a form approved by the Committee within a time period specified by the Committee. An election to receive payment of Director Fees in the form of shares of Common Stock may be revoked only by a subsequent election to receive payment of Director Fees in cash or to defer such Director Fees pursuant to Section 12.3. The number of shares of Common Stock to be paid to a Non-Employee Director pursuant to this Section 12.2 shall be determined by dividing the amount of Director Fees payable by the Fair Market Value of the Common Stock on the date such Director Fees would have been paid in cash but for the Participant’s election to receive payment of such Director Fees in the form of Common Stock. The amount of any fractional share shall be paid in cash.
     12.3. Deferral of Award Payment. If the Committee so permits, a Non-Employee Director may elect to defer the grant or payment of a Non-Employee Director Award pursuant to such terms and conditions as the Committee may prescribe.
     12.4. Composition of Committee. For purposes of this Section 12, all references to “Committee” in this Section 12 shall mean a Committee that consists solely of directors who are “independent directors” as defined in the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Stock may be traded or quoted).
13. OTHER CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS
     13.1. Other Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Participants in such amounts and upon such terms as the Committee shall determine.
     13.2. Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants or payment in cash or otherwise of amounts based on the value of shares of Stock, and may include Stock-Based Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
     13.3. Value of Other Cash-Based Awards and Other Stock-Based Awards. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee in its sole discretion. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee in its sole discretion. The Committee may establish Performance Goals in its sole discretion for any Other Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that shall be paid out to the Participant shall depend on the extent to which the Performance Goals are met.

     13.4. Payment of Other Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash for any Other Cash-Based Award and in cash or shares of Stock for any Other Stock-Based Award, as the Committee determines in its sole discretion, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.
14. PERFORMANCE MEASURES
     14.1. Performance Measures. The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more specified objective Performance Measures that are based on the following Performance Measures: Sales and Revenue Measures: Gross Revenue, Sales Allowances, Net Revenue, Invoiced Revenue, Collected Revenue, Revenues from New Products, Bad Debts; Expense Measures: Direct Material Costs, Direct Labor Costs, Indirect Labor Costs, Direct Manufacturing Costs, Indirect Manufacturing Costs, Cost of Goods Sold, Sales, General and Administrative Expenses, Operating Expenses, Non-cash Expenses, Tax Expense, Non-operating Expenses, Total Expenses; Profitability and Productivity Measures: Gross Margin, Net Operating Income, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), Net Operating Income After Taxes (NOPAT), Net Income, Net Cash Flow, Net Cash Flow from Operations; Asset Utilization and Effectiveness Measures: Cash, Excess Cash, Accounts Receivable, Inventory (WIP or Finished Goods), Inventory Days on Hand, Days Sales Outstanding, Current Assets, Working Capital, Total Capital, Fixed Assets, Total Assets, Standard Hours, Plant Utilization, Purchase Price Variance, Manufacturing Overhead Variance; Debt and Equity Measures: Accounts Payable, Current Accrued Liabilities, Total Current Liabilities, Total Debt, Debt Principal Payments, Net Current Borrowings, Total Long-term Debt, Credit Rating, Retained Earnings, Total Preferred Equity, Total Common Equity, Total Equity; Stockholder and Return Measures: Earnings per Share (diluted and fully diluted), Stock Price, Dividends, Shares Repurchased, Total Return to Stockholders, Debt Coverage Ratios, Return on Assets, Return on Equity, Return on Invested Capital, Economic Profit (for example, economic value added); Customer and Market Measures: Dealer/Channel Size/Scope, Dealer/Channel Performance/Effectiveness, Order Fill Rate, Customer Satisfaction, Customer Service/Care, Brand Awareness and Perception, Market Share, Warranty Rates, Product Quality, Channel Inventory; Organizational and Employee Measures: Headcount, Employee Performance, Employee Productivity, Standard Hours, Employee Engagement/Satisfaction, Employee Turnover, Employee Diversity.
     Any of the Performance Measures can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations) based on the Performance Measure to create a Performance Measure. Any Performance Measure(s) may be used to measure the performance of the Company or Subsidiary as a whole or any division or business unit of the Company, product or product group, region or territory, or Subsidiary, or any combination thereof, as the Committee may deem appropriate. Any Performance Measure(s) can be compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any

Performance Measure(s) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to any Performance Measure(s) specified in this Section 14.1.
     14.2. Establishment of Performance Goals. Any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be granted, and Performance Goals for such an Award shall be established, by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event shall a Performance Goal be considered to be pre-established if it is established after twenty-five percent (25%) of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.
     14.3. Certification of Payment. Before any payment is made in connection with any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation, the Committee shall certify in writing, as reflected in the minutes, that the Performance Goals established with respect to such Award have been achieved.
     14.4. Evaluation of Performance. The Committee may provide in any such Award Agreement including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign currency exchange rate fluctuations; (t) foreign currency exchange rate gains and losses; or (u) items relating to any other unusual or nonrecurring events, or changes in applicable laws, accounting principles or business conditions. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.
     14.5. Adjustment of Performance Goals, Performance Periods or other Vesting Criteria. Subject to Section 14.6, the Committee may amend or modify the vesting criteria (including any Performance Goals, Performance Measures or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events

(including the events described in Sections 3.6 or 14.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive and binding on Participants under this Plan.
     14.6. Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
     14.7. Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and base vesting on Performance Measures other than those set forth in Section 14.1.
15. DIVIDEND EQUIVALENTS
Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee shall not grant dividend equivalents based on the dividends declared on shares of Stock that are subject to an Option or Stock Appreciation Right and further, no dividend or dividend equivalents shall be paid out with respect to any unvested Awards, the vesting of which is based on the achievement of Performance Goals.
16. EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE
     16.1. Termination Due to Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 16.3 and 16.5, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability:
(a)	All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock

Appreciation Rights not exercisable as of such termination shall be terminated and forfeited;

(b)	All outstanding Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of the date of such termination shall be terminated and forfeited;

(c)	All outstanding but unpaid Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Stock to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. The Committee shall consider the provisions of Section 16.5 and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Stock or other payment, including whether the Participant again becomes employed; and

(d)	If the effective date of such termination is before the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant shall be terminated and forfeited; if the effective date of such termination is on or after the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.
     16.2. Termination for Reasons Other than Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 16.3 and 16.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than death or Disability:
(a)	All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock

Appreciation Rights not exercisable as of such termination shall be terminated and forfeited.

(b)	All Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of such termination shall be terminated and forfeited;

(c)	All outstanding unpaid Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination shall be terminated and forfeited; and

(d)	If the effective date of such termination is before the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant shall be terminated and forfeited; if the effective date of such termination is on or after the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.
     16.3. Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 16, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Stock Grants, Stock Unit Grants, Performance Awards, Annual Performance Cash Awards, Non-Employee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; (b) the Committee may not take any action not permitted pursuant to Section 14.3 or Section 22.5; (c) the Committee taking any such action relating to Non-Employee Director Awards shall consist solely of “independent directors” as defined in the Listing Rules of the NASDAQ Stock Market (or other applicable exchange or market on which the Stock may be traded or quoted); and (d) any such action by the Committee adversely affecting any outstanding Award shall not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 3.6, 16.5, 17 or 22).
     16.4. Determination of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service shall, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of an Award that is subject to Section

409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination shall also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.
     16.5. Additional Forfeiture Events.
(a)	Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Section 16.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, during such period and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares subject to any Award). The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of share certificates upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company shall be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 16.5(a) shall not apply to any Participant following a Change in Control.

(b)	Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any

Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.
17. CHANGE IN CONTROL
     17.1. Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.6 and 5.1 of this Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the Award Agreement evidencing an Award at the time of grant or at any time after the grant of an Award, (a) all outstanding Options and Stock Appreciation Rights shall become immediately exercisable in full and shall remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in employment or service with the Company or any Subsidiary; (b) all restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate; and (c) all Awards the vesting or payment of which are based on Performance Goals shall vest as though such Performance Goals were fully achieved at target and shall become immediately payable; provided, however, that no Award that provides for a deferral of compensation within the meaning of Section 409A of the Code shall be cashed out upon the occurrence of a Change in Control unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Awards in the event of a Change in Control shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.
     17.2. Alternative Treatment of Stock-Based Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, shall be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award shall receive for each share of Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Stock issued pursuant to a Stock-Based Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to this Plan or an Award Agreement (other than pursuant to the securities laws) shall be deemed to be outstanding shares of Stock and receive the same consideration as other outstanding shares of Stock in connection with the Change in Control.
     17.3. Limitation on Change in Control Payments. Notwithstanding anything in Section 17.1 or 17.2 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award as provided in Section 17.1 or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 17.2 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 17.1 or 17.2 shall be reduced (or acceleration of vesting eliminated) to the largest amount as shall result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided further that such payments shall be reduced (or acceleration of vesting eliminated) in the following order: (i) options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (ii) pro rata among Awards that constitute deferred compensation under Section 409A of the Code, and (iii) finally, among the Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 17.3 shall not apply and any “payments” to a Participant pursuant to Section 17.1 or 17.2 shall be treated as “payments” arising under such separate agreement.
18. PAYMENT OF WITHHOLDING TAXES
     18.1. General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are required to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an ISO, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Stock, with respect to an Award. When withholding for taxes is effected under this Plan, it shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company.
     18.2. Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 18.1 by withholding shares of Common Stock underlying an Award, electing to tender, or by attestation as to ownership of, other shares of Common Stock held by a Participant, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or tendered or covered by an attestation shall be valued at their Fair Market Value.
19. NON-TRANSFERABILITY
     19.1. General Rule. Except as provided in Section 19.2, no Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall be exercisable during a Participant’s lifetime only by the Participant. The person or persons to whom an Award is transferred by will or by the laws of descent and distribution or pursuant to Section 19.2, thereafter shall be treated as the Participant.
     19.2. Transfers to Family Members. A Non-ISO may be transferred by a Participant to a “family member” (as defined for purposes of Form S-8 under the 1933 Act) of such Participant or to a trust exclusively for the benefit of one or more of such family members of such Participant; provided, however, that such transfer is made as a gift without consideration, and such transfer complies with applicable securities laws.
20. SECURITIES REGISTRATION
     As a condition to the receipt of shares of Stock under this Plan, a Participant shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, a Participant shall make a written representation to the Company that he or she shall not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

21. LIFE OF PLAN
     Subject to earlier termination as provided in Section 22 below, this Plan shall terminate at midnight on May 14, 2017. No Award shall be granted after termination of this Plan, but Awards outstanding upon termination of this Plan shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
22. AMENDMENT, MODIFICATION OR TERMINATION
     22.1. Generally. Subject to other subsections of this Section 22 and Sections 5.2 and 22.3, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Stock or other terms and conditions of an Award, extend the term of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however, that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.
     22.2. Stockholder Approval. No amendments to this Plan shall be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Stock is then traded, applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan; or (b) such amendment would: (i) modify Section 5.2; (ii) materially increase benefits accruing to Participants; (iii) increase the aggregate number of shares of Stock issued or issuable under this Plan; (iv) increase any limitation set forth in this Plan on the number of shares of Stock which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (v) modify the eligibility requirements for Participants in this Plan; (vi) reduce the minimum exercise price as set forth in Sections 7.3 and 8.2; or (vii) to reduce the minimum vesting period or Performance Period requirements applicable to Awards under this Plan to Participants who are Employees.
     22.3. Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.6, 14.5, 16.5, 17 or 22.4 of this Plan.
     22.4. Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 22.4 to any Award granted under this Plan without further consideration or action.
     22.5. Waiver, Lapse or Acceleration of Exercisability or Vesting. Notwithstanding any other provision of this Plan, the Committee shall not have the authority to waive, lapse or accelerate the exercisability or vesting of any Award held by any Participant who is an Employee, except (a) in connection with the death, Disability or Retirement of the Participant or a Change in Control or (b) to the extent that the number of shares of Stock covered by such waived, lapsed or accelerated Award (together with the number of shares of Stock covered by all other Awards, the exercisability or vesting of which previously have been waived, lapsed or accelerated by the Committee under this Plan) do not exceed ten percent (10%) of the total number of shares of Stock authorized for Awards under this Plan.
     22.6. Non-Employee Director Awards. Notwithstanding any other provision of this Plan to the contrary, no action may be taken with respect to any outstanding Non-Employee Director Award other than by the Committee, which for such actions shall consist solely of “independent directors” as defined in the Listing Rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Stock may be traded or quoted).
23. DEFERRED COMPENSATION
     It is intended that all Awards issued under this Plan be in a form and administered in a manner that shall comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan shall be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section 23 to the contrary, with respect to any Award subject to Section 409A of the Code, no amendment to or payment under such Award shall be made except and only to the extent permitted under Section 409A of the Code.
24. MISCELLANEOUS
     24.1. Stockholder Rights. No Participant shall have any rights as a stockholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Participant. A Participant’s rights as a stockholder in the shares of Stock which remain subject to forfeiture under Section 9.2(b) shall be set forth in the related Award Agreement.
     24.2. No Contract of Employment. The grant of an Award to a Participant under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Participant any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Award Agreement.
     24.3. Construction. All references to Sections are to Sections of this Plan unless otherwise indicated. Each term set forth in Section 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. In this Plan, except where otherwise indicated by clear contrary intention, “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and “or” is used in the inclusive sense of “and/or”. Wherever possible, each provision of this Plan and any Award Agreement shall be interpreted so that it is valid under the applicable law. If any provision of this Plan or any Award Agreement is to any extent invalid under the applicable law, that provision shall still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also shall continue to be valid, and the entire Plan and Award Agreement shall continue to be valid in other jurisdictions. If there is any conflict between the terms of this Plan and the terms of any Award Agreement, the terms of this Plan shall control.
     24.4. Other Conditions. Each Award Agreement may require that a Participant (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock or cash subject to any other Award) enter into any agreement or make such representations prepared by the Company, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or other Award or provides for the repurchase of such Stock by the Company.
     24.5. Rule 16b-3. The Committee shall have the right to amend any Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Participant as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Section 16 of the 1934 Act might be applicable to such grant or transfer.
     24.6. Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with a Participant which expressly provides for the acceleration in vesting of an outstanding Award or for the extension of the deadline to exercise any rights under an outstanding Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Award was granted; provided, however, no extension of the deadline to exercise any rights under an outstanding Option or Stock Appreciation Right shall be permitted to the extent such extension would cause the Option or Stock Appreciation Right to become subject to the requirements of Section 409A of the Code.
     24.7. Fractional Shares. No fractional shares of Stock shall be issued or delivered under this Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be forfeited or otherwise eliminated by rounding up or down.
     24.8. Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
     24.9. Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.
     24.10. Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise provided in an Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
     24.11. Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
     24.12. Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.